Exhibit 10.15
Federal Home Loan Bank of Pittsburgh
Supplemental Thrift Plan
Amended and Restated Effective June 26, 2007

Preamble
The Federal Home Loan Bank of Pittsburgh (the “Bank”) participates in the Financial Institutions Thrift Plan (the “Thrift Plan”), a retirement savings plan qualified under the Internal Revenue Code (the “Code”) for employees of the Federal Home Loan Bank of Pittsburgh. The Thrift Plan permits eligible employees to elect to reduce and defer a percentage of their compensation, contributing the same to the Thrift Plan. The Bank matches employee contributions based on length of service and the amount of employee contributions.
However, as a result of the limitations imposed upon the aggregate amount of contributions which can be made to the Thrift Plan under Section 415 and other sections of the Code, such limitations causing a reduction in the benefits otherwise provided to certain of the Bank’s executives, the Bank has adopted this nonqualified, unfunded Supplemental Thrift Plan (the “Plan”). The purpose of this Plan is to allow those employees whose benefits under the Thrift Plan would otherwise be significantly restricted by the terms of the Thrift Plan itself or the Code to make elective pretax deferrals and to receive the Bank match relating to such deferrals. Additionally, under the Plan, the Bank will match 200 percent of such employee’s contributions; provided, however, that the Bank’s matching contribution will not exceed the excess of 3 percent of the employee’s compensation (as defined in the Plan) over the Bank’s contribution to the Thrift Plan.

Article I
Definitions
1.1	“Account” means the book reserve account established and maintained hereunder to record the contributions deemed to be made by the Participant and the Bank, as well as the increase in value attributable to the earnings thereon, all as described hereafter.

1.2	“Bank” means the Federal Home Loan Bank of Pittsburgh.

1.3	“Bank Deferral” means an amount allocated by the Bank to a Participant’s Account pursuant to Section 3.3.

1.4	“Beneficiary” means the person or persons designated by a Participant under the provisions of this Supplemental Thrift Plan to receive his/her benefits in the event of his/her death prior to receipt of all benefits hereunder. If no person is designated by a Participant or the designated person or persons do not survive the Participant, the Participant’s Beneficiary shall be his/her estate. If a Beneficiary who is receiving payments from a Participant’s Account dies before the entire Account has been distributed, the remaining payments shall be made to the Beneficiary’s estate.

1.5	“Board” or “Board of Directors” means the Board of Directors of the Federal Home Loan Bank of Pittsburgh.

1.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7	“Compensation” means the annual base salary plus incentive compensation. The portion of any incentive compensation award under a VIP (as defined below) that is included in “Compensation” shall not exceed the maximum amount of incentive compensation that would have been included for such Participant in that year if the Bank’s short-term incentive compensation plan in effect as of June 25, 2007 continued in effect after 1/01/2008. Incentive compensation under an LTI (as defined below) shall be excluded from the definition of “Compensation.”

1.8	“Deferral Election” means a Participant’s irrevocable election to defer a portion of his/her Compensation.

1.9	“Deferral Period” means the period commencing with the date a Deferred Amount is first credited to a Participant’s Account and continuing until payment of the final installment of a Participant’s Deferred Amount.

1.10	“Deferred Amount” means the sum of all amounts deferred pursuant to a Participant’s Deferral Election, plus the Bank match, plus investment earnings thereon, plus any increments thereof credited to the Participant’s Account, less any benefit payments made from the Participant’s Account.

1.11	“Disability” means with respect to eligibility for payment of a Participant’s vested benefit under the Plan through December 31, 2004, a Participant’s total or partial disability as determined by the Thrift Plan in accordance with the Thrift Plan in effect at October 3, 2004. With respect to eligibility for payment of a Participant’s vested benefit amounts under the Plan after December 31, 2004, “Disability” means that the Participant is: a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; b) by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or c) determined to be totally disabled by the Social Security Administration.

1.12	“Effective Date” means January 1, 1991.

1.13	“Employee Deferral” means an amount deferred by a Participant under the Plan.

1.14	“Human Resources Committee” means the Human Resources Committee of the Board.

1.15	“LTI” means any Long-Term Incentive Compensation Plan maintained by the Bank from time to time.

1.16	“Participant” means an executive or other key employee who has been recommended by the President, and confirmed by the Board, as eligible to participate in the Plan.

1.17	“Plan Administrator” means such officer(s) or manager of the Bank who has been appointed by the Human Resources Committee to administer the Plan as set forth in Section 6.1 of the Plan. The Human Resources Managing Director shall serve as the Plan Administrator unless the Board shall appoint another Bank officer(s) or manager.

1.18	“Retention Incentive” means that portion of a Participant’s award under the Bank’s short-term Variable Incentive Compensation Plan (“VIP”), if any, that is subject to forfeiture under the terms of the VIP.

1.19	“Separation from Service” means the Participant’s death, retirement, the time at which the Participant’s services performed for the Bank are permanently reduced to no more than 20 percent of the average level of services performed by the Participant over the preceding 36-month period, or other termination of employment all as set forth in applicable definitions under 26 C.F.R. 1. 409A-1(h) and related and successor regulations as may be in effect from time to time.

1.20	“Unforeseeable Emergency” means: a) a severe financial hardship to a Participant resulting from an illness or accident of: (i) the Participant; (ii) the Participant’s spouse; (iii) the Participant’s dependent as defined in Code Section 152(a)); or (iv) if the Participant is already receiving payments under the Supplemental Thrift Plan, a severe financial hardship resulting from illness or accident of the Beneficiary; b) loss of the Participant’s property due to casualty; or c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.21	“VIP” means the Bank’s short-term Variable Incentive Compensation Plan adopted by the Bank’s Board of Directors effective January 1, 2008 under which annual incentive compensation awards may be made.

Article II
Participation and Vesting
2.1	Eligibility to Participate. A Participant shall become eligible for Plan participation on the later of the first day of the calendar month coincident with or next following the date his/her participation is approved by the Board or the Effective Date. Once selected as a Participant, the Participant shall continue as a Participant until the Board determines otherwise. No Participant shall have the right to continue as a Participant in the Plan.

Upon designation as a Participant, each Participant will be given a copy of the Plan. Upon becoming eligible to participate in the Plan, a Participant shall have the option to make a Deferral Election to defer a portion of his/her annual Compensation.

2.2	Termination of Participation. No further Employee Deferrals or Bank Deferrals shall occur with respect to a Participant after the Participant’s employment with the Bank terminates. However, until the amounts in a Participant’s Account are fully paid out to the Participant and/or his/her Beneficiary, the Participant’s Account shall continue to be notionally invested as provided in Section 4.2, and the Participant (or his/her Beneficiary) shall continue to have the right to change such investments by written notice to the Plan Administrator. Once a Participant’s Account has been fully paid out, such Participant shall cease to be a Participant in the Plan and neither the Participant nor his/her Beneficiary shall have any further rights hereunder.

2.3	Vesting. All benefits under the Plan are fully vested at all times subject only to Forfeiture for Cause as defined in Section 7.6. For all purposes of the Plan, earnings with respect to amounts in a Participant’s Account which were vested as of December 31, 2004 (and earnings on such earnings) shall be deemed to have been vested as of December 31, 2004 and all other earnings with respect to amounts in a Participant’s Account shall be deemed not to have been vested as of December 31, 2004.

Article III
Deferral Elections; Employee Deferrals; Bank Deferrals
3.1	Deferral Elections. The Plan Administrator shall provide each Participant with a form on which to make a Deferral Election within 10 days after such Participant becomes eligible to participate in the Plan and at least 30 days prior to the end of each calendar year. Each Participant shall execute and deliver the Deferral Election to the Plan Administrator no later than the last business day of each calendar year with respect to Compensation to be earned and amounts eligible pursuant to an LTI or VIP, excluding the Retention Incentive portion, to be earned in the following calendar year.

An executive who becomes eligible to participate during a calendar year shall have the option to execute a Deferral Election and deliver it to the Administrator within 30 days of the date he/she becomes eligible to participate in the Plan. Such election shall apply only to Compensation and amounts pursuant to an LTI or VIP, (if applicable) to be earned after the date of the delivery of the Deferral Election to the Administrator and the Bank shall defer such amounts on a prorated basis when applicable.

The Deferral Election will state the percentage of Compensation and amounts eligible to be earned pursuant to an LTI or VIP (as applicable) which the Participant elects to defer for the remainder of the first year of his/her eligibility or for the forthcoming calendar year, as the case may be. In the case of the deferral of a VIP amount, it is expressly agreed that the Retention Incentive portion of VIP incentive compensation is not subject to deferral. A Deferral Election shall be irrevocable for the calendar year (or portion thereof in the case of the first year of eligibility) for which the deferral is elected unless an amendment of the Thrift Plan requires a new election by a Participant, and such a new election is permissible under I.R.C. Section 409A and implementing regulations. If such an event occurs, the Plan Administrator will communicate in writing with the Participant to request a new Deferral Election. Notwithstanding an amendment of the Thrift Plan:
(a)	(i) As to amounts earned in the first calendar year of participation, no modification of a Deferral Election may be made more than thirty (30) days after a Participant becomes eligible to participate in the Plan; and (ii) as to amounts earned in the second and subsequent calendar years of participation, no modification of a Deferral Election may be made after December 31 of the calendar year preceding the calendar year in which the amounts are earned; and

(b)	as to amounts in a Participant’s Account which are not vested as of December 31, 2004, the last four sentences of Section 5.5 shall apply.
3.2	Employee Deferrals. Once the Participant has made the maximum amount of employee contributions allowable under the Thrift Plan in a calendar year, additional amounts shall be deferred under this Plan in accordance with the Participant’s Deferral Election. Amounts deferred under this Plan with respect to any calendar year may not exceed 80 percent of the sum of the Participant’s Compensation and amounts earned pursuant to an LTI and VIP, if applicable, during such calendar year less the

Participant’s contributions to the Thrift Plan. For this purpose, a Participant’s contributions to the Thrift Plan shall include any after-tax contributions to the Thrift Plan by such Participant.
3.3	Bank Deferrals. For each Employee Deferral, the Bank shall allocate a matching Bank Deferral equal to 200 percent of the Employee Deferral; provided that, Bank Deferrals for each Participant with respect to each calendar year shall not exceed the excess of (a) three percent of the Participant’s Compensation over (b) the Bank’s matching contribution to the Thrift Plan.

Article IV
Accounts and Investment Vehicles
4.1	Accounts. The total of the Employee and Bank Deferrals shall be credited monthly to the applicable Participant Account as the deferred amounts are earned and shall be recorded on the financial books and records of the Bank as a liability owed to the Participant.
4.2	Notional Investments. All Employee and Bank Deferrals credited to a Participant’s Account will be assumed to be notionally invested in the investment funds offered from time to time under the Thrift Plan. Each Participant’s notional share in the investment funds shall be represented by notional units in the Thrift Plan. Each month the number of new notional units credited to a Participant in the investment funds will be determined by dividing the total amount of such Participant’s Employee and Bank Deferrals notionally invested in the investment funds during the month by the unit value of the investment funds as of the next valuation date (generally the last business day of the month). The notional allocations of Employee and Bank Deferrals to the investment funds shall be as set forth in the investment election forms completed by each Participant and submitted to the Plan Administrator from time to time. Such election forms may be submitted in electronic form or, at the option of the Participant in written form.
4.3	Records. The Plan Administrator shall maintain such records as it deems necessary to administer this Plan and shall direct the calculation of amounts in the Participants’ Accounts. To this end, the Plan Administrator is authorized to use Bank employees, agents or contractors to calculate the benefits due hereunder.

Article V
Distribution of Benefits
5.1	Amount of Benefits. A Participant’s Account shall be valued as of the last day of the month preceding each month with respect to which the Participant is entitled to receive a distribution hereunder, assuming no contributions were made since the last day of the preceding month. If a contribution was made since the last day of the preceding month, the amount of such contribution shall be added to the value determined under the preceding sentence.
5.2	Events Which Trigger Payment of Amounts Vested as of 12/31/04. The amounts in a Participant’s Account which are vested as of December 31, 2004, including all earnings thereon, shall become payable to him/her pursuant to Section 5.3 as of the earliest of the date of his/her termination of employment with the Bank, including termination due to death, his/her Disability, or his/her retirement or other Separation from Service as defined above. With respect to amounts in a Participant’s Account which are vested as of December 31, 2004, notwithstanding any deferral election previously made, a Participant may at any time submit a request, through the Plan Administrator, to the Human Resources Committee seeking a distribution of part or all of such amounts for reasons of severe financial hardship or other reasons as permitted under the provisions of the Thrift Plan in its form as of October 3, 2004. The Human Resources Committee may, in its absolute discretion, grant or refuse any such request. It is the intention of the Board that hardship and other withdrawals of amounts in a Participant’s Account which are vested as of December 31, 2004 shall be available for the same reasons as such withdrawals are available from the Thrift Plan (in its form as of October 3, 2004) and that the Participant shall provide such proof and documentation as is required for hardship and other withdrawals from the Thrift Plan.
5.3	Amounts Vested as of 12/31/04 – Form and Timing of Payment. When a Participant’s Account is payable pursuant to Section 5.2, it shall be paid in a lump sum within 90 days following the applicable payment event set forth in Section 5.2. Alternatively, if the Participant has so elected, the Participant’s Account shall be paid in from two to ten annual installments. In the case of installment payments, the first installment payment shall be made within 90 days of the applicable payment event set forth in Section 5.2 and each remaining annual installment shall be paid no later than March 31 of each succeeding year. The amount of the installment payment to be distributed in each calendar year shall be the amount calculated by dividing the value of the Participant’s Account as of the immediately preceding month-end by the number of remaining installment payments, including the one whose value is being calculated. The elections and any changes to an election which are permitted hereunder will become effective on the first January 1 which is at least twelve months after the date of the election. Failure to make an election shall result in a lump sum payment within 90 days of the triggering payment event.
5.4	Events Which Trigger Payment of Amounts Not Vested as of 12/31/04. The amount in a Participant’s Account which is not vested as of December 31, 2004, including all earnings thereon, shall become payable to him/her pursuant to Section 5.5 as of the earliest of the date of his/her termination of employment with the Bank (including retirement or other Separation from Service as defined above), his/her Disability or his/her death. With respect to amounts in a Participant’s Account which are not vested as of December 31, 2004, notwithstanding any deferral election previously made, in the event that a Participant suffers an Unforeseeable Emergency, the Participant may submit a request, through the Plan Administrator, to the Human Resources Committee seeking a distribution of part or all of the amount credited to such Participant’s Account. The Human Resources Committee may, in its absolute discretion, grant or refuse any such request. The amount of a distribution that the Bank may make hereunder in response to such a Participant request shall be limited to the amount needed to satisfy the Unforeseeable Emergency plus taxes reasonably anticipated as a result of the distribution. Distributions shall not be allowed to the extent that the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of a Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship).
5.5	Amounts Not Vested as of 12/31/04 – Form of Payment. When a Participant’s Account is payable pursuant to Section 5.4, it shall be paid in a lump sum within 90 days following the applicable payment event set forth in Section 5.4. Alternatively, if the Participant has so elected, the Participant’s Account shall be paid in from two to ten annual installments. Failure to make an election at any time shall result in a lump sum payment. Any change in an installment payment election, from an installment payment election to a lump sum election or from a lump sum election to an installment payment election (“Revised Election”) will become effective on the first January 1 which is at least twelve months after the date of the election. In addition, with respect to any such Revised Election which changes the timing of any payment, each payment to be made to the Participant shall be deferred by a date which is at least 5 years after the date on which such payment would have been made; provided that, for this purpose, a series of installment payments shall be treated as the entitlement to a single payment on the date of the first payment. A Revised Election which changes an Existing Election from installment payments to a lump sum payment shall require that the date of such lump sum payment shall be a date that is at least 5 years from the date the initial installment payment would have been made. Notwithstanding the foregoing or any provision in this Plan, a Revised Election may not cause the impermissible acceleration of any payment, within the meaning of Internal Revenue Code Section 409A or its implementing regulations.
5.6	Amounts Not Vested as of 12/31/04 – Timing and Calculation of Installment Payments. Installment payments under this Plan shall be made as follows: the first payment shall be made within 90 days of the payment event with each remaining annual installment paid no later than March 31 of each succeeding year. The amount of the installment payment to be distributed in each calendar year shall be the amount calculated by dividing the value of the Participant’s Account as of the immediately preceding month end by the number of remaining installment payments, including the one whose value is being calculated.

5.7	Amounts Not Vested as of 12/31/04 – Revision of Existing Payment Election Prior to 12/31/07. The Plan is hereby amended to permit each Participant, on or before December 31, 2007, to amend his/her current payment election as in effect on June 25, 2007, covering amounts not vested as of December 31, 2004. Such a revised payment election shall be referred to as a “Transition Election.” Provided that such Transition Election does not result in a payment in 2007, such Transition Election shall become effective upon receipt by the Plan Administrator and shall not be subject to the terms of Section 5.5. Any Transition Election shall be subject to the requirements of I.R.S. Notice 2006-79.
5.8	Death Benefits. In the event of a Participant’s death prior to the payment of all amounts in the Participant’s Account, the amount then held in the Participant’s Account shall become payable to his/her Beneficiary in the same manner as such amount would have been paid to the Participant had he/she not died.
5.9 Loans. No loans are available from the Plan.

Article VI
Administration of the Plan
6.1	Human Resources Committee. The Board has delegated to the Human Resources Committee authority over, and responsibility for, the interpretation and administration of the Plan; except that the power to determine eligibility for participation in the Plan pursuant to Section 2.1 is reserved to the Board. The Human Resources Committee shall interpret and construe the Plan and have the responsibility to ensure that its provisions are carried out. The Human Resources Committee shall exercise such power and responsibilities in its sole and absolute discretion. The Human Resources Committee shall designate the Plan Administrator.
6.2 Plan Administration. The Plan Administrator shall:
(a)	act as the point of contact for submission of claims for benefits due under the Plan;

(b)	calculate the benefits due under the Plan or arrange for the calculation of benefits;

(c)	inform Participants of the terms of the Plan and respond to their questions regarding the Plan;

(d)	review and process claims for the payment of benefits under the Plan;

(e)	provide necessary reporting to Bank management, Participants, the Human Resources Committee, the Board, and others as necessary; and

(f)	take such other action as is required to perform the tasks listed hereunder or otherwise administer the terms of the Plan. In fulfilling the responsibilities in this section, the Plan Administrator may use other Bank staff, other agents or engage contractors.
6.3	Claims Procedure. All claims for benefits shall be in writing and shall be filed with the Plan Administrator. If the Plan Administrator wholly or partially denies a Participant’s or Beneficiary’s claim for benefits, the Plan Administrator shall, within 90 days after the Plan’s receipt of the claim, give the claimant written notice setting forth in understandable language:
(a)	the specific reason(s) for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s review procedure.
The claimant shall have 60 days after the day on which such written notice of denial is handed or mailed to him/her in which to apply (in person or by authorized representative) to the Human Resources Committee, in writing, for a full and fair review of the denial of this claim. In connection with such review, the claimant (or this representative) shall be afforded a reasonable opportunity to review pertinent documents and may submit issues and comments in writing.
The Human Resources Committee shall issue its decision on review promptly and within 60 days after the Plan’s receipt of the request for review, unless special circumstances require an extension to not later than 120 days after receipt of the request for review. (Written notice of any such extension shall be furnished to the claimant before the commencement of such extension.) The decision shall be in writing and shall set forth in understandable language specific reasons for the decision and specific references to pertinent Plan provisions on which the decision is based.

Article VII
General Provisions
7.1	Rights to Employment. The establishment of the Plan, and selection of an executive for inclusion as a Participant in the Plan, shall not be construed as conferring any legal rights upon any Participant or other person for the continuation of employment; nor shall it interfere with the rights of the Bank to discharge any Participant and to treat him/her without regard to the effect such treatment might have upon him/her as a Participant in the Plan.
7.2	Source of Funding–Participant as General Creditor. The Bank has not established any form of trust or funded account for the purpose of providing benefits under this Plan. In the event that the Bank establishes a rabbi trust or other similar arrangement, such arrangement shall preserve this Plan’s status under the Internal Revenue Code as an unfunded nonqualified deferred compensation plan and the assets of the Bank held pursuant to any such arrangement shall remain subject to the claims of the Bank’s general creditors. Any Participant who may have or claim any interest in or right to any amount payable hereunder shall rely solely upon the unsecured promise of the Bank, as set forth herein, for the payment of the claim. Nothing herein contained should be construed to give to or vest in any Participant, now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatever owned by the Bank, or in which the Bank may have any right, title or interest, now or at any time in the future. The Plan is not intended to be a qualified plan within the meaning of Section 401(a) of the Code and the Bank shall not be required to qualify the Plan under the Code.
7.3	Incapacity. In the event that the Human Resources Committee shall find that a Participant is unable to care for his/her affairs because of illness or accident, the Human Resources Committee may direct that any payment due him/her, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his/her spouse, a child, a parent or other blood relative, or to a person with whom he/she resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.
7.4	Reporting and Withholding of Taxes. The Bank shall file Form W-2 and other applicable tax documents as required under applicable federal and state law, including, without limitation, required annual federal tax filings of a Participant’s accrued benefits under the Plan. The Bank shall have the right to deduct from each payment to be made under the Plan any required withholding taxes and shall withhold or cause to be withheld from all payments or accruals of benefits under the Plan (if applicable), all federal, state or local taxes required to be withheld by law. The Participant shall be liable for the payment of all taxes on the benefits under the Plan that are the Participant’s responsibility under the laws establishing such taxes.
7.5	Alienation of Benefits under the Plan. Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Participant, prior to actually being received by the person entitled to the benefits under the terms of the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant or Beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment voluntarily or involuntarily, the Bank, in its discretion, may hold or cause to be held or applied such distribution or payment or any part thereof to or for the benefit of such Participant or Beneficiary in such manner as the Bank shall direct.
7.6	Forfeiture for Cause. The Bank Deferrals and the earnings on the Bank Deferrals otherwise payable by the Plan may be subject to forfeiture for cause at any time. “Cause” shall mean:
(a)	the perpetration by a Participant of a defalcation involving the Bank or any affiliate;

(b)	willful, reckless or grossly negligent conduct of a Participant entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Bank or an affiliate;

(c)	the repeated and deliberate failure by a Participant to comply with reasonable policies or directives of the Board of Directors; or

(d)	the breach by a Participant of a noncompetitive covenant or agreement with the Bank or affiliate.
Whether the facts in any given case amount to “Cause” shall be determined by the Board of Directors.

7.7	Compliance with Laws. The provisions of the Plan shall be construed, administered and governed under the laws of the United States including, without limitation, Internal Revenue Code Section 409A and implementing regulations and, to the extent they defer to state law, the laws of the Commonwealth of Pennsylvania.

7.8	Construction. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and whenever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Titles of Articles and Sections hereof are for convenience of reference only and are not to be taken into account in construing the provisions of this Plan. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provision had never been inserted herein.

7.9	Amendment and Termination. The Bank specifically reserves the right, in the sole and unfettered discretion of its Board, at any time, to amend, in whole or in part, any or all of the provisions of the Plan and to terminate the Plan in whole or in part; provided, however, that no such amendment or termination shall reduce or eliminate the rights of a Participant accrued hereunder to the date of such amendment or termination. Provided further, that no such termination shall result in an impermissible acceleration of any amount deferred under this Plan that would violate the provisions of Internal Revenue Code Section 409A(a)(3) or Treasury Regulation Section 1.409A-3(j) or any successor regulations.

7.10	Binding on Successors. The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank. Nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other organization and the Plan shall continue in full force and effect.

7.11	Permissible Payment Acceleration. In the event of an Internal Revenue Code Section 409A Plan failure that results in income inclusion to a Participant, payment of Participant’s benefits under this Plan shall be accelerated; provided that, the amount of the accelerated payment shall not exceed the amount required to be included in Participant’s income due to the Plan failure.

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